Exhibit 10.98

Bridge Note

BRIDGE NOTE

$762,532.00                                                                                                     As of December 11, 2008

Smartire Systems Inc., a corporation incorporated under the laws of the Province of British Columbia, Smartire Technologies Inc., a corporation incorporated under the laws of the Province of British Columbia, and Smartire USA, Inc., a corporation incorporated under the laws of the State of Delaware (collectively, jointly, and severally, the “Borrowers”), hereby promise to pay to the order of YA GLOBAL INVESTMENTS, L.P. (“YA Global”), at the office of YA Global at 101 Hudson Street, Suite 3700, Jersey City, New Jersey 07303, in lawful money of the United States and in immediately available funds, the principal sum of SEVEN HUNDRED AND SIXTY-TWO THOUSAND FIVE HUNDRED AND THIRTY-TWO DOLLARS ($762,532.00).
           This Note is the Bridge Note referred to in that certain Liquidation Agreement, dated as of the date hereof, between the Borrowers, YA Global as Collateral Agent and as a Lender, and Xentenial Holdings Limited, Staraim Enterprises Limited, and Starome Investments Limited as Lenders (as such agreement may be amended from time to time the “Liquidation Agreement”), and is subject to repayment upon the terms contained in the Liquidation Agreement. Capitalized terms used herein shall be defined as in the Liquidation Agreement.

           The outstanding unpaid principal balance of this Note shall bear interest at the rate of fourteen percent (14.0%) per annum.  Interest shall be calculated on the basis of a year of 360 days, for the actual number of days elapsed, and shall be repaid in accordance with the terms of the Liquidation Agreement.

           If any payment on this Note becomes due and payable on a day which is not a Business Day, such payment shall be extended to the next succeeding day on which those offices are open, and if the date for any payment of principal is so extended, interest thereon shall be payable for the extended time.

           The Borrowers hereby waive diligence, presentment, protest and notice of any kind, and assent to extensions of the time of payment, release, surrender or substitution of security, or forbearance or other indulgence, without notice.

           This Note may not be changed, modified or terminated orally, but only by an agreement in writing signed by the Borrowers and YA Global, or any holder hereof.

           This Note shall be governed by, and construed in accordance with, the laws of the State of New Jersey, and shall be binding upon the successors and assigns of the Borrowers and inure to the benefit of YA Global, its successors, endorsees and assigns. If any term or provisions of this note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions thereof shall in no way be affected thereby.

This Note is secured by all collateral granted to the Collateral Agent and/or the Lenders by the Borrowers under the Financing Documents, the Liquidation Agreement, or otherwise.
Executed under seal as of the date first set forth above.

SMARTIRE SYSTEMS INC. By: /s/ David Warkentin Name: Title:
SMARTIRE TECHNOLOGIES INC. By: /s/ David Warkentin Name: Title:
SMARTIRE USA, INC. By: /s/ David Warkentin Name: Title: